Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Macleod Nonqualified Stock Option Inducement Award of Athersys, Inc. of our reports dated March 14, 2019, with respect to the consolidated financial statements and schedule of Athersys, Inc. and the effectiveness of internal control over financial reporting of Athersys, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio

January 16, 2020